Exhibit 23.1
INDEPENDENT AUDITORS’ CONSENT
We consent to the incorporation by reference in Registration Statements No. 333-81857, 333-81847, 333-81845, 333-81841 and 333-91187 on Form S-8 and in Registration Statement No. 333-119909 on Form S-3 of our report dated January 12, 2005 (December 14, 2005, as to Notes 15 and 16) relating to the consolidated financial statements of Carlton-Bates Company and subsidiaries as of and for the year ended September 30, 2004, appearing in this current report on Form 8-K/A of WESCO International, Inc.
/s/ DELOITTE & TOUCHE LLP
Little Rock, Arkansas
December 14, 2005